Exhibit 2.01

ASSET PURCHASE AGREEMENT

BY AND AMONG

GROWGENERATION CALIFORNIA CORP.

(a Delaware corporation),

GROWGENERATION CORP.

(a Colorado corporation),

YELEKO, LLC

(a California limited liability company),

YELEKO GUI, LLC

(a California limited liability company),

HEALTHY HARVEST HYDRO-ORGANICS LLC

(a California limited liability company),

OREGON HYDRO-ORGANICS LLC

(an Oregon limited liability company),

YTGB Operating Holdings LLC

(a California limited liability company),

and

PRINCIPALS

(as defined herein)

dated as of October 29, 2020

			pg.

1	DEFINITIONS.		1

2	SALE AND PURCHASE OF ASSETS		1

	2.1	Sale of Assets.	1
	2.2	Assumption of Liabilities.	3
	2.3	Asset Purchase Price.	3
	2.4	Closing.	5
	2.5	Buyer’s Deliveries at Closing.	6
	2.6	Exclusivity; Bulk Transfers Law.	7

3	REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS		7

	3.1	Organization and Authority.	8
	3.2	Authority Relating to this Agreement; No Violation of Other Instruments.	8
	3.3	Debt.	9
	3.4	Ownership and Delivery of Assets.	9
	3.5	Compliance with Law.	10
	3.6	Investments in Others.	10
	3.7	Intellectual Property.	10
	3.8	Inventory.	11
	3.9	Contracts.	11
	3.10	Owned Real Property.	11
	3.11	Real Property Leases.	12
	3.12	Financial Statements.	12
	3.13	Absence of Undisclosed Liabilities; Absence of Certain Changes.	12
	3.14	Tax Returns and Payments.	13
	3.15	Absence of Certain Changes or Events.	13
	3.16	Litigation.	13
	3.17	Warranties.	14
	3.18	Negotiations with Other Parties.	14
	3.19	Powers of Attorney.	14
	3.20	Insurance.	14
	3.21	Limitations on Transferability.	14
	3.22	Accredited Investor.	15
	3.23	Brokers and Finders.	15
	3.24	No Registration of Shares or Warrants.	15
	3.25	Purchase for Own Account.	15
	3.26	Knowledge and Experience.	15
	3.27	Adequate Review.	16
	3.28	Independent Investigation.	16
	3.29	Capacity to Protect Own Interests.	16
	3.30	Residence.	16
	3.31	Employees.	16
	3.32	Employee Benefits.	17
	3.33	Environmental Matters.	18
	3.34	Customers and Suppliers.	18
	3.35	Certain Business Relationships With Affiliates.	19
	3.36	Books and Records.	19

i

			pg.

4	REPRESENTATIONS AND WARRANTIES OF BUYER		19

	4.1	Corporate Organization and Authority.	19
	4.2	Authorization.	19
	4.3	Corporate Power.	19
	4.4	Litigation.	19
	4.5	Brokers and Finders.	19
	4.6	No Conflicts.	20
	4.7	Common Stock; Shares.	20
	4.8	Reports.	20
	4.9	Exemption From Registration.	20
	4.10	Independent Investigation and Reliance.	20

5	CONDITIONS TO THE OBLIGATIONS OF BUYER		21

	5.1	Representations and Warranties True at the Closing.	21
	5.2	Covenants Performed by Sellers.	21
	5.3	Authority Relating to this Agreement.	21
	5.4	Material Changes in Business of Company.	21
	5.5	No Action to Prevent Completion.	21
	5.6	Leases.	21
	5.7	Employee Bonuses.	21
	5.8	Replacement Guaranties.	21
	5.9	Delivery of Closing Documents.	22

6	CONDITIONS TO THE OBLIGATIONS OF SELLERS		22

	6.1	Representations and Warranties True at the Closing.	22
	6.2	Covenants Performed by Buyer and Issuer.	22
	6.3	Authority Relating to this Agreement.	22
	6.4	No Action to Prevent Completion.	22
	6.5	Replacement Guaranties.	22
	6.6	Delivery of Closing Documents.	23

7	EMPLOYMENT MATTERS.		23

	7.1	Independent Contractors and Employees.	23
	7.2	Liabilities In Respect of Employees.	23

8	INDEMNITY		24

	8.1	Sellers’ Indemnitors	24
	8.2	Buyer’s and Issuer’s Indemnity.	24
	8.3	Survival of Terms.	25
	8.4	Indemnification Claims Procedures.	25
	8.5	Third Party Payment of Damages.	26
	8.6	Mitigation.	26
	8.7	No Duplicative Damages.	26

			pg.

	8.8	Forfeiture of Shares.	26
	8.9	Recourse to Principals.	26
	8.10	Deductible.	27
	8.11	Damages.	27
	8.12	Tax Matters.	27
	8.13	Adjustment to Asset Purchase Price for Tax Purposes.	28
	8.14	Exclusive Remedy.	28

9	MISCELLANEOUS		28

	9.1	Allocation of Asset Purchase Price.	28
	9.2	Restrictive Legends.	28
	9.3	Confidentiality; Press Releases and Public Announcements.	29
	9.4	Construction.	29
	9.5	Expenses; Transfer Taxes; Accounts Payable.	29
	9.6	Notices.	30
	9.7	Governing Law.	31
	9.8	Successors and Assigns.	31
	9.9	Entire Agreement.	31
	9.10	Amendment.	31
	9.11	Waiver.	31
	9.12	Schedules and Exhibits; Section References.	31
	9.13	Partnership.	31
	9.14	Specific Performance; Remedies.	32
	9.15	Severability.	32
	9.16	Further Representations.	32
	9.17	Counterparts.	32

LIST OF EXHIBITS

Exhibit A	Definitions

Exhibit B-1	Bill of Sale

Exhibit B-2	Assignment and Assumption Agreement

Exhibit C-1	Sellers’/Parent’s Closing Certificate

Exhibit C-2	Buyer Closing Certificate

Exhibit D	Non-Compete and Confidentiality Agreement

Exhibit E	Assignment of Intangible Assets and Intellectual Property

Exhibit F	Consulting Agreement

Exhibit G	Warrant

Exhibit H-1	Sellers’/Parent’s Authorizing Resolutions and Certificate

Exhibit H-2	Buyer’s/Issuer’s Authorizing Resolutions and Certificate

Exhibit I	[Intentionally Omitted]

Exhibit J	Form 8594 (Purchase Price Allocation)

Exhibit K	Employees

Exhibit L	Employment Agreement

Exhibit M	Stock Power and Letters of Instruction (Shares)

Exhibit N	Letters of Direction (Cash)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 29th day of October, 2020 (“Execution Date”) by and among (i) GrowGeneration California Corp., a Delaware corporation (“Buyer”) with offices at 930 W 7th Ave, Suite A, Denver, Co 80204, (ii) GrowGeneration Corp., a Colorado corporation, as Issuer, with offices at 930 W 7th Ave, Suite A, Denver, CO 80204, and (iii) Yeleko, LLC, a California limited liability company (“Yeleko”), Yeleko GUI, LLC, a California limited liability company (“Yeleko GUI”), Healthy Harvest Hydro-Organics LLC, a California limited liability company (“HHH”), Oregon Hydro-Organics LLC, an Oregon limited liability company (“OHO”), each with its corporate headquarters located at 4441 Granite Drive #102, Rocklin, CA 95677 (each a “Seller” and collectively, “Sellers”), (iv) YTGB Operating Holdings LLC, a California limited liability company (“Parent”), and (v) the Principals (as defined below).

R E C I T A L S

A. Principals are individuals indirectly holding all of the equity interests in Parent.

B. Parent is the parent entity for, and directly or indirectly holds all equity interests in Sellers, all of which are direct or indirect wholly-owned Subsidiaries of the Parent.

C. Sellers are limited liability companies, doing business as “the Growbiz”, engaged in the business of sales of hydroponic and gardening supplies (the “Business”).

D. Subject to the terms and conditions of this Agreement, Buyer is willing to purchase, and each Seller is willing to sell its assets, rights and properties of the Business.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1 DEFINITIONS. For the purposes of this Agreement, capitalized terms used herein shall have the meanings set forth in Exhibit A.

2 SALE AND PURCHASE OF ASSETS.

2.1 Sale of Assets. On the terms and subject to the conditions of this Agreement and for the consideration set forth herein, Seller shall at the Closing, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the assets of Sellers used in the Business other than the Excluded Assets (the “Assets”). The Assets shall include the following:

2.1.1 Inventories. Subject to the immediately following sentence and except for Obsolete Inventory, all inventories of, finished goods, inventory for resale, supplies and repair materials of Sellers (taken as a whole), as of the Closing Date (collectively, the “Inventories”), it being expressly agreed that all Obsolete Inventory will not be included in the Assets and will constitute Excluded Assets. In addition, at Sellers’ option in its discretion, Assets may include all or a portion of any Seller’s Slow-Moving Inventory, provided that, for purposes of calculating the Asset Purchase Price, any Slow-Moving Inventory included in the Assets will be valued at sixty percent (60%) of the applicable Seller’s actual cost. A summary of such Slow-Moving Inventory on hand as of August 26, 2020 is attached hereto as Schedule 2.1.1. For clarity, it is expressly agreed by the Parties that the Sellers have the right to (i) keep all Obsolete Inventory all of which constitute Excluded Assets, and (ii) at Sellers’ option, in their sole discretion (a) retain all or a portion of Slow-Moving Inventory in which case such retained Slow-Moving Inventory constitute Excluded Assets and/or (b) sell, assign and transfer all or a portion of Slow-Moving Inventory to Buyer at Closing, in which case such sold Slow-Moving Inventory constitute Assets. In the event that Sellers elect to keep any of the Slow-Moving Inventory, Sellers and/or its Affiliates shall use such inventory for personal use only; provided that, each Seller may attempt to sell or otherwise dispose of, facilitate others in selling or disposing of the Obsolete Inventory and/or the Slow-Moving Inventory, and arrange for and effectuate a one-time sale or other disposal of (A) the Obsolete Inventory and/or (B) the Slow-Moving Inventory, in each case whether or not in a manner that competes with Buyer’s business.

2.1.2 Fixed Assets and Tangible Personal Property. All fixed assets and tangible personal property of Sellers (other than the Inventories) as of the Closing Date, including all equipment, supplies, furniture, fixtures, hardware (collectively, the “Fixed Assets”). A list of the Fixed Assets as of October 28, 2020 is attached hereto as Schedule 2.1.2.

2.1.3 Intangible Personal Property. All intangible property of the Sellers as of the Closing (collectively, “Intangible Assets”) including without limitation, goodwill, software, copyrights software source codes, if any, customer lists, customer files, customer records, trade and other association memberships, if any, in each case to the extent transferrable pursuant to applicable Law and Contract. A detailed list of trade and other association memberships is attached hereto as Schedule 2.1.3.

2.1.4 Contracts. All rights in and to the contracts of Sellers (other than any Excluded Contracts) listed on Schedule 2.1.4 (collectively, the “Contracts”). Schedule 2.1.4 shows, for each Contract, the names of the parties, the subject of the Contract and the consideration involved. At the Closing, Sellers will transfer and assign to Buyer, and Buyer will, subject to Section 5.9, accept and assume, pay for, perform and discharge, the obligations and liabilities under express terms of each Contract attributable to periods of time occurring from and after the Closing to the extent that such obligations and liabilities do not arise from any breach, default or violation of such Contract by the applicable Seller prior to the Closing.

2.1.5 Lease Related Expenses. Any and all lease related expenses such as common area maintenance expense, taxes, triple net related charges, etc. shall be prorated based upon the actual Closing with Buyer and Sellers each being responsible for their pro rate share of expenses. Such prorations shall be based upon the principle that Sellers shall be responsible for all liabilities and obligations incurred in connection with the operation of the Business until the Closing Date, and Buyer shall be responsible for such liabilities and obligations incurred by Buyer from and after the Closing Date.

2.1.6 Intellectual Property. Any and all Intellectual Property owned by any Seller or licensed pursuant to any Contract.

2.1.7 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include any of the assets set forth in Schedule 2.1.7 (collectively, the “Excluded Assets”).

2.2 Assumption of Liabilities.

2.2.1 Upon and subject to the terms and conditions of this Agreement, from and after the Closing the Buyer shall assume and become responsible solely for the following obligations and liabilities of each Seller (collectively, the “Assumed Liabilities”): (a) all obligations and liabilities under the capital lease agreements listed on Schedule 2.2.1 (the “Capitalized Leases”) attributable to periods of time occurring after the Closing to the extent that such obligations and liabilities do not arise from any breach, default or violation of such Capitalized Lease by the applicable Seller prior to the Closing; (b) all obligations and liabilities under each Contract occurring from and after the Closing to the extent that such obligations and liabilities do not arise from any breach, default or violation of such Contract by the applicable Seller prior to the Closing; (c) all obligations and liabilities arising out of or relating to the employment of or services rendered by any Hired Employee to the Hiring Entity or any of its Affiliates after Closing; and (d) all obligations and liabilities set forth in Schedule 2.2.1.

2.2.2 Notwithstanding the terms of Section 2.2.1 or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Sellers shall remain liable for the Retained Liabilities.

2.3 Asset Purchase Price.

Subject to the terms and conditions of this Agreement, and in full consideration for the Sellers’ transfer of the Assets at Closing, Buyer shall pay at the closing of the Transaction (the “Closing”) in accordance with the Funds Flow, an aggregate purchase price (as may be adjusted pursuant to Article 8, the “Asset Purchase Price”) equal to:

(i)	the actual cost of Sellers’ Inventory as of the Closing, which as of the Execution Date is estimated to be approximately $6,000,000 (which such amount does not include the cost of Slow-Moving Inventory), provided that any Slow-Moving Inventory included in the Assets will be valued at sixty percent (60%) of the applicable Seller’s actual cost; plus

(ii)	the sum of $200,000 for the Fixed Assets; plus

(iii)	the sum of $11,000,000 for the Intangible Assets (including goodwill); plus

(iv)	the Shares issued to Parent (with each Share being valued at the lower of Per Share Value or the closing price of the Issuer’s common stock on the Trading Day immediately preceding the date hereof (the “Issuance Price”)); minus

(v)	an amount equal to (a) the Customer Deposits, minus (b) Vendor Deposits (“Net Deposit Amount”) only to the extent that Sellers (x) maintain any Customer Deposits for Inventory at the time of Closing, and (y) do not transfer the corresponding Net Deposit Amount to Buyer at Closing; minus

(vi)	the aggregate amount of Indebtedness (other than Indebtedness in respect of Capitalized Leases) outstanding as of the Closing (the “Closing Indebtedness”).

The Asset Purchase Price shall be subject to any and all adjustments, if any, pursuant to Article 8.

2.3.1 Post-Closing True-Up of Shares.

(a) In the event that the closing price of the Common Stock on NASDAQ or other primary trading market for the Issuer’s common stock (the “True-up Price”) on the one hundred ninety-seven (197) day anniversary of the Closing (the “Subsequent Pricing Date”) is greater than the Issuance Price, Parent shall not be entitled to any True-up Shares (as hereinafter defined).

(b) In the event that the True-up Price on the Subsequent Pricing Date is less than the Issuance Price, then the Issuer will issue the Parent additional shares of the Issuer’s common stock (the “True-up Shares”) within three days of the Subsequent Pricing Date, according to the following formula:

Number of True-up Shares to be issued = ($15,250,000 divided by the True-up Price) less number of Shares issued to Parent at Closing.

Example #1: If the True-up Price is $10 and the Shares previously issued to Parent at Closing is 762,500 (i.e. the Issuance Price is $20), then the number of True-up Shares to be issued is equal to 762,500 calculated as follows:

($15,250,000/$10) less 762,500 = 762,500.

Example#2: If the True-up Price is $5 and the Shares previously issued to Parent at Closing is 762,500 (i.e. the Issuance Price is $20), the number of True-up Shares to be issued is equal to 2,287,500 Shares calculated as follows:

($15,250,000/$5) less 762,500 = 2,287,500

Notwithstanding the foregoing, the maximum number of True-up Shares shall be limited to and shall not exceed 2,287,500 in any event.

2.3.2 Consulting Agreement. At Closing, Haley shall enter into a consulting agreement with the Issuer in the form attached hereto as Exhibit F (the “Consulting Agreement”) pursuant to which (and as full compensation thereunder), the Issuer will issue to Haley warrants to acquire 250,000 shares of common stock of the Issuer (collectively, the “Warrants”) with an exercise price and pursuant to the vesting schedule as set forth therein.

2.3.3 Revenue Statement. Immediately prior to the Closing, Sellers shall deliver to Buyer a statement of revenue of the Sellers, on a consolidated basis, for the period beginning on January 1, 2020 and ending on the date closest to the Closing, which in no event shall be more than five (5) days prior to the Closing, for which such information is readily available to Seller Parties.

2.4 Closing.

2.4.1 Closing Date. The Closing of the purchase and sale of the Assets shall take place at 9:00 a.m. Pacific time remotely upon mutual exchange and receipt of signature pages via facsimile or .pdf copies of originally signed documents in escrow and authorized express release by the Parties of all signature pages therefrom, upon which the Closing shall be deemed consummated notwithstanding any Party’s failure or refusal to deliver originally executed signature pages. The Closing shall occur on such date and at such time as agreed by Seller and Buyer, which date shall be no later than the fifth (5th) business day after all conditions to the Closing set forth in Article 5 and Article 6 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall have been satisfied or waived, or at such other place, date or time as Buyer and Seller may agree in writing. The date of the Closing shall constitute the “Closing Date.”

2.4.2 Sellers’ Deliveries at Closing. At the Closing, Sellers will deliver or cause to be delivered to Buyer:

(a) a counterpart to the Bill of Sale in the form attached as Exhibit B-1 executed by Sellers;

(b) a counterpart to the Assignment and Assumption Agreements in the form attached as Exhibit B-2 executed by Sellers;

(c) a closing certificate executed by each of the Sellers, Parent and each of the Principals, in the form attached as Exhibit C-1;

(d) a Non-Compete and Confidentiality Agreement executed at Closing by the parties set forth in the signature pages thereto, and in the form attached as, Exhibit D;

(e) an executed Assignment of Intangible Assets and Intellectual Property in a form attached as Exhibit E;

(f) a counterpart to the Consulting Agreement in the form attached as Exhibit F executed by Haley;

(g) copies of all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices set forth in Schedule 2.4.2(g), all of which are in such form as is acceptable to the Buyer in its reasonable discretion;

(h) a counterpart to the Funds Flow executed by each Seller Party;

(i) an executed payoff letter in a form as is acceptable to the Buyer in its reasonable discretion for all Indebtedness that is required to be paid off on or prior to Closing and listed on Schedule 2.4.2(i);

(j) an employment agreement executed by William Ford in the form attached hereto as Exhibit L;

(k) a certificate of the Parent and Sellers certifying the authorizing resolutions of the Parent and Sellers attached hereto as Exhibit H-1;

(l) an executed stock power and a letter of instruction from each Seller to whom Shares are issued at Closing instructing the Buyer and the Issuer to transfer the Shares to Parent in the forms attached hereto as Exhibits M;

(m) letter of payment direction from each Seller instructing the Buyer to pay the portion of the Purchase Price allocable to Seller directly to Parent in the form attached hereto as Exhibit N (“Letter of Direction”);

(n) a certificate from each Seller, pursuant to Treasury Regulations Section 1.1445-2(b), that Seller is not a foreign person within the meaning of Code Section 1445 duly executed by Seller;

(o) an entity status letter from the State of California Franchise Tax Board indicating that the Parent and each Seller (other than OHO) is a good standing with the Franchise Tax Board dated as of a date within five (5) business days of the Closing Date; and

(p) such other documents and instruments as may be reasonably requested by Buyer to effect the Contemplated Transaction.

2.5 Buyer’s Deliveries at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller Parties the following instruments:

2.5.1 a counterpart to the Funds Flow executed by Buyer;

2.5.2 a wire transfer of immediately available funds of (i) the Asset Purchase Price to the Parent on behalf of the Sellers in accordance with the Letter of Direction, and (ii) Closing Indebtedness to the respective lenders, all in accordance with the Funds Flow;

2.5.3 a counterpart to the Bill of Sale in the form attached as Exhibit B-1 executed by Buyer;

2.5.4 a counterpart to the Assignment and Assumption Agreements in the form attached as Exhibit B-2 executed by Buyer;

2.5.5 a closing certificate executed by Buyer in the form attached as Exhibit C-2;

2.5.6 a counterpart to the Assignment of Intangible Assets and Intellectual Property in a form attached as Exhibit E executed by Buyer;

2.5.7 a counterpart to the Consulting Agreement in the form attached as Exhibit F executed by Issuer;

2.5.8 the Warrants issued to Haley by Issuer in the form attached as Exhibit G representing the compensation under the Consulting Agreement;

2.5.9 a certificate of the Buyer and Issuer certifying the authorizing resolutions of Buyer and Issuer attached as Exhibit H-2;

2.5.10 evidence, acceptable to Sellers in their reasonable discretion, of book-entry delivery of the Shares issued in the name of the Parent, as per instructions from the Seller(s) issued Shares at Closing in accordance with Section 2.4.2(l) and in denominations as detailed in Schedule 2.5.10;

2.5.11 Buyer and Issuer Charter Documents as defined in Section 4.1; and

2.5.12 such other documents and instruments as may be reasonably requested by Sellers to effect the Contemplated Transaction.

2.6 Exclusivity; Bulk Transfers Law.

2.6.1 From the Execution Date through the Closing, the Seller Parties shall not, directly or indirectly, solicit or facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer and Issuer) concerning any merger, stock sale, reorganization, acquisition, sale of assets, or other similar business transaction involving the Sellers, the Assets or the Business, or (ii) engage in discussions or negotiations with any party (other than the Buyer and the Issuer) concerning any such transaction. If a Seller Party receives any inquiry, proposal or offer of the nature described herein, the Seller Parties shall promptly notify the Buyer of the same, without any obligation to disclose the identity of the other party or the terms thereof to the extent that any such disclosure would breach or otherwise violate any of confidentiality obligations of any Seller Party.

2.6.2 The Buyer and the Seller Parties each hereby waive compliance with the provisions of the California bulk transfers statute applicable to the transfers described in this Agreement. The Seller Parties shall indemnify and hold harmless the Buyer and the Issuer against any and all liabilities which may be asserted by any third parties against the Buyer and/or the Issuer as a result of such noncompliance.

3 REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

Subject to the disclosures set forth in the Disclosure Schedule, (a) Sellers, Parent, Haley and Hansen, jointly and severally, with respect to the representations and warranties regarding Sellers and Parent, and (b) each Principal (only on behalf of himself or herself, severally and not jointly with any other Seller Party) with respect to the representations and warranties regarding such Principal, represents and warrants to Buyer and Issuer, the statements contained in this Article 3 are true and correct as of the date of this Agreement, in each case except to the extent any such representations and warranties are specifically made as of a particular date (in which case such representations and warranties need only be true and correct as of such date).

3.1 Organization and Authority.

3.1.1 Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation listed in Schedule 3.1.1 and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Other than HHH and OHO (both of which are wholly-owned Subsidiaries of Yeleko GUI), no Seller has any Subsidiaries.

3.1.2 Each Seller is a limited liability company doing business collectively as “the Growbiz.” The Sellers are duly qualified to conduct business and are in corporate and good standing under the laws of each jurisdiction listed in Schedule 3.1.2, which jurisdictions constitute the only jurisdictions in which the nature of the Business or the ownership or leasing of its properties requires such qualification except where the failure, individually or in the aggregate, to be so qualified would not reasonably be expected to cause a Material Adverse Effect. Sellers have delivered to Buyer, true, complete and correct copies of each of their certificates of formation and operating agreements to the extent of any such operating agreement.

3.1.3 All capital and voting interests in the Sellers are owned by the Parent. There are no outstanding options, warrants, convertible securities or other instruments giving any party the right to acquire any capital or voting interests of the Sellers or any of the capital or voting interests of the Sellers owned by the Principals. Each direct and indirect member of Sellers is set forth in Schedule 3.1.3 and no Person, other than as disclosed in Schedule 3.1.3 has any ownership interest in Sellers.

3.2 Authority Relating to this Agreement; No Violation of Other Instruments.

3.2.1 The execution and delivery of this Agreement and the performance of their obligations hereunder by Seller Parties have been duly authorized by all necessary actions on the part of Seller Parties and, assuming execution and delivery of this Agreement by Buyer and Issuer, this Agreement will constitute a legal, valid and binding obligation of the Seller Parties.

3.2.2 Except as set forth on Schedule 3.2.2, neither the execution and delivery by the Seller Parties of this Agreement or any Ancillary Seller Party Document, nor the consummation by the Seller Parties of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of any of the Sellers’ or Parent’s certificate of formation or operating agreement, (b) require on the part of Seller Parties any notice to or filing with, or any Permit, authorization, consent or approval of, any Governmental Authority, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, (d) result in the imposition of any Lien upon any of the Assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller Parties or the Assets.

3.3 Debt.

3.3.1 All of the indebtedness of Sellers (“Indebtedness”) are set forth in Schedule 3.3.1; provided, however, that all accounts payable of the Sellers invoiced as of the Closing Date shall be set forth on the Funds Flow and paid on the Closing Date in accordance therewith.

3.3.2 Except as set forth in Schedule 3.3.2 (the “Assumed Indebtedness”), any and all Indebtedness, including indebtedness in respect of which liens encumber the Assets, shall be paid off in full or otherwise fully satisfied, before or at the Closing. Sellers have participated in the Paycheck Protection Program or other Covid-19 related loan or grant programs (“PPP Loan”). Notwithstanding anything to the contrary contained in this Agreement, (a) to the extent not forgiven on or prior to Closing, Sellers shall at its option in its sole discretion, either (i) pay off in full the Indebtedness arising under the PPP Loan on or prior to Closing, or (ii) obtain the consent of Signature Bank, as the lender of the PPP Loan (“PPP Lender”) to sale of the Assets contemplated by this Agreement together with the establishment of an escrow account controlled by the PPP Lender with funds equal to the outstanding balance of the PPP loan, and (b) in no event shall Buyer have any liability in respect of the PPP Loan.

3.4 Ownership and Delivery of Assets.

3.4.1 The Sellers, taken as a group, are the true and lawful owners, and have good title to, or a valid leasehold interest in or license to, all of the Assets, free and clear of all Liens other than Permitted Liens. The Assets (together with the Excluded Assets) comprise all of the assets and material rights of the Seller Parties currently used in the Business. Assuming receipt of any third party consents set forth in subsection (c) of Schedule 3.2.2, Sellers have, as of the Closing, all necessary power and authority to transfer the Assets to Buyer free and clear of all Liens (other than Permitted Liens or Liens created by or as a result of Buyer or Issuer).

3.4.2 The Assets are sufficient for the conduct of the Sellers’ Business as presently conducted and together with the Excluded Assets comprise all of the assets and material rights of Sellers currently used in the Business. Each tangible Asset is free from material defects, has been maintained, in all material respects, in ordinary course of Sellers’ business, and is in good operating condition and repair (subject to normal wear and tear and routine maintenance) and is suitable for the purposes for which it presently is used. Other than ownership of stock in The ScottsMiracle-Gro Company (SMG), Seller Parties’ direct or indirect ownership of the equity interests in Sellers and Parent, Parent’s ownership of the equity interests in Sellers, Sellers’ operation and ownership of the Assets, Excluded Assets and the Business from and after the Execution Date up to the Closing, and Sellers’ continued ownership of the Excluded Assets from and after the Closing, the Seller Parties and their respective Affiliates do not own or operate any Competitive Business. (as defined below). “Competitive Business” means a business that consists primarily of the Retail Sale of hydroponic gardening products, including without limitation indoor plant grow lights and propagation and irrigation supplies, to consumers in the continental United States; provided that, in no event will any business of growing, processing or selling recreational and medical marijuana, and the paraphernalia necessary to consume such products be deemed a Competitive Business. “Retail Sale” means a sale to the final consumer or final user of the hydroponic gardening products.

3.4.3 Attached to Schedule 3.4.3 is a depreciation schedule of all Fixed Assets as of the Most Recent Balance Sheet Date.

3.5 Compliance with Law. Each Seller holds and, at all times in the past three (3) years has held, all material licenses, permits and authorizations necessary for the lawful conduct of the Business required to be held pursuant to all applicable Laws of Governmental Authorities having, asserting or claiming jurisdiction over the Business or over any part of the Business’ operations, and in the past three (3) years, Sellers have not received any written notice (or to Sellers’ Knowledge, oral notice) of any violation thereof. The Sellers are not in violation of any decree, judgment, order, law or regulation of any court or other Governmental Authority, which violation would, or would reasonably be likely to, result in a Material Adverse Effect on the Business. To Sellers’ Knowledge, each Seller is currently conducting, and has at all times in the past three (3) years conducted, its business in compliance with each applicable Law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Authority, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Seller. In the past three (3) years, the Sellers have not received any written notice or other written communication (or to Sellers’ Knowledge, oral notice) from any Governmental Authority alleging noncompliance with any applicable law, rule or regulation.

3.6 Investments in Others. Except as set forth in Schedule 3.6, Sellers do not conduct any part of the Business through any other Person that is an Affiliate or related party of any Seller Party.

3.7 Intellectual Property.

3.7.1 Schedule 3.7.1 lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of each Seller.

3.7.2 The Sellers own or, to Sellers’ Knowledge, have the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. The Sellers have taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Intellectual Property owned by the Sellers (except pursuant to agreements or licenses specified in Schedule 3.7.4), and, to Sellers’ Knowledge, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property owned by the Sellers.

3.7.3 To the Sellers’ Knowledge, none of the Intellectual Property of Sellers, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Schedule 3.7.3 lists any written complaint, claim or notice, or written threat thereof, received by the Sellers in the past three (3) years alleging any infringement, violation or misappropriation of the Internal Systems, or the use thereof, or of any Intellectual Property rights of any person or entity; and the Sellers have provided to the Buyer complete and accurate copies of all written documentation in the possession of the Sellers relating to any such complaint, claim, notice or threat. The Sellers have provided to the Buyer complete and accurate copies of all written documentation in the Sellers’ possession relating to claims or disputes in the past three (3) years known to the Seller concerning any of the Sellers’ Intellectual Property.

3.7.4 Schedule 3.7.4 identifies each license or other agreement pursuant to which the Sellers have licensed, distributed or otherwise granted any rights to any third party with respect to, any of the Sellers’ Intellectual Property. Except as described in Schedule 3.7.4, the Sellers have not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

3.7.5 Other than off the shelf software programs licensed by the Sellers pursuant to “shrink wrap” or “click-through” licenses, Schedule 3.7.5 identifies each item of the Sellers’ Intellectual Property that is owned by a party other than the Sellers, and the license or agreement pursuant to which any of the Sellers use it.

3.7.6 All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Sellers within the scope of their employment by the Sellers or by independent contractors of the Sellers who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Seller. No portion of such copyrightable materials was jointly developed with any third party who has any right, title and interest in such copyrightable materials.

3.8 Inventory. Other than Obsolete Inventory or Slow-Moving Inventory, all Inventory of the Sellers, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of Sellers’ business, except for obsolete items and items of below-standard quality which have been written-off or written-down to net realizable value on the financial statements of Sellers provided to Buyer.

3.9 Contracts. The Sellers have delivered to the Buyer a complete and accurate copy of each Contract. With respect to each Contract: (i) the agreement is legal, valid, binding and enforceable against the Seller party thereto and to Sellers’ Knowledge the other party or parties thereto and in full force and effect; (ii) each Contract is assignable by such Seller party thereto to the Buyer without the consent or approval of the counterparty(ies) thereto (except as set forth in Section 2.4 of the Disclosure Schedule); and (iii) neither the Seller nor, to Sellers’ Knowledge, any other party to each such Contract, is in, in any material respect, breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the Sellers’ Knowledge is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default, in any material respect, by the Seller or, to Sellers’ Knowledge, any other party under such Contract.

3.10 Owned Real Property. Except as set forth on Schedule 3.10, the Sellers do not own nor have they ever owned, any real property or any interest in real property.

3.11 Real Property Leases. Schedule 3.11 lists all Leases and lists the term of each such Lease, any extension options, and the rent payable thereunder. The Sellers have delivered to the Buyer complete and accurate copies of all Leases. The premises leased by Sellers under each such Lease is suitable for use in the ordinary course of business of the Business as currently conducted and, to Sellers’ Knowledge, is not subject to any material damage (other than ordinary wear and tear).

With respect to each Lease:

(a) there are no oral agreements, forbearance programs or to Sellers’ Knowledge, disputes in effect as to such Lease, in each case between Sellers and the counterparty thereto; and

(b) to Sellers’ Knowledge, there is no Lien, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Sellers of the property subject thereto.

3.12 Financial Statements. Attached to Schedule 3.12 are true and correct copies of (i) audited consolidated financial statements of the Business for the 2018 and 2019 fiscal years of the Sellers (collectively, the “Audited Financial Statements”), (ii) the Most Recent Balance Sheet; and (iii) unaudited consolidated financial statements of the Business for the period January 1, 2020 through September 30, 2020 (the “Unaudited Financial Statements”).

3.13 Absence of Undisclosed Liabilities; Absence of Certain Changes. The Sellers have no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown or reserved on the Most Recent Balance Sheet, (b) liabilities which have been incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or otherwise relates to any breach of Contract, breach of warranty, tort, infringement, or violation of Law), or (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet. Since the Most Recent Balance Sheet Date, there has occurred no event or development which, individually or in the aggregate has had, or would reasonably be expected to have in the future, a Material Adverse Effect.

3.14 Tax Returns and Payments. Parent and each of the Sellers has prepared and timely filed (taking into account extensions) all Tax Returns required to be filed by it with respect to the Business and Assets, each such Tax Return has been prepared in compliance with all applicable Laws and regulations in all material respects, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes with respect to the Assets or Business due and payable by the Parent or each of the Sellers (whether or not shown or required to be shown on any Tax Return) have been timely paid (taking into account extensions). The Parent and each of the Sellers has withheld and timely paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There is no Proceeding pending or threatened in writing with respect to any Taxes for which the Parent or any Seller has or would reasonably be expected to have any liability. Neither the Parent nor any Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except, in each case, in connection with any automatic or automatically granted extension to file any Tax Return). There are no Liens for Taxes on any of the Assets, except for Permitted Liens. Neither Parent nor any Seller (i) is a party to any Tax sharing, Tax allocation, Tax indemnity or similar Contract other than any such Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes, (ii) has ever been a member of an affiliated, consolidated, combined, or unitary group and (iii) has liability for the Taxes of any other Person. In accordance with and to the extent required by applicable Law, the Parent and each Seller has properly (x) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (y) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, obtained, filed or delivered, as the case may be, sales and other transfer tax exemption certificates for all transactions in which the Seller or any customer of the Seller has relied on such certificates for exemption from sales or similar transfer taxes. Neither the Parent nor any Seller is currently the beneficiary of any extension of time within which to file any Tax Return (except, in each case, in connection with any automatic or automatically granted extension to file any Tax Return). There have never been any claims in writing by any Governmental Authority in a jurisdiction where the Parent or any Seller does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction. Parent and each Seller is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Parent nor any Seller is subject to any private ruling of the Internal Revenue Service or comparable ruling of another Governmental Authority. The Assets do not include any stock or other equity interests in any Person. No power of attorney that is currently in effect with respect to the Assets has been granted by the Parent or any Seller that will remain in effect after the Closing (other than powers of attorney granted to a payroll provider). None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code. None of the Assets is (i) required to be treated as owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(g)(1)(A) of the Internal Revenue Code of 1954, as amended, or (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) subject to any long term contract within the meaning of Code Section 460. Neither the Parent nor any Seller is currently, and has not been, a party to any “listed transaction” or “reportable transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (as modified by published IRS guidance).

3.15 Absence of Certain Changes or Events. Since December 31, 2019, there has been no event or change giving rise to a Material Adverse Effect.

3.16 Litigation. No Seller Party is a party to any pending or, to the Knowledge of Sellers, threatened action, suit, proceeding or investigation, at law or in equity or otherwise in, for or by any court or other governmental body which would reasonably be expected to have a Material Adverse Effect on: (i) the condition, financial or otherwise, Assets, liabilities, business, prospects or results of operations of the Business; or (ii) the Contemplated Transaction. No Seller Party is subject to any decree, judgment, order, law or regulation of any court or other Governmental Authority which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to prevent the Contemplated Transaction or the continuation by Buyer of the Business as currently conducted by Sellers.

3.17 Warranties. No product or service sold or delivered by a Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than pursuant to (i) the applicable standard terms and conditions of sale of such Seller, or (ii) manufacturers’ warranties for which such Seller has no liability other than processing any such guaranty, warranty, right of return, right of credit or other indemnity.

3.18 Negotiations with Other Parties. Neither Seller Parties, nor any other Person on their behalf is presently conducting negotiations with any other party regarding any acquisition, merger or transaction similar to the Contemplated Transaction.

3.19 Powers of Attorney. There are no outstanding powers of attorney with respect to any Asset executed on behalf of any of the Sellers.

3.20 Insurance. Schedule 3.20 lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) maintained by any Seller (“Insurance Policies”), all of which are in full force and effect. The Insurance Policies are of the type and in amounts consistent with past practices of Sellers. There is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed in writing (or to Sellers’ Knowledge, disputed orally) by the underwriter of any such Insurance Policy. All premiums due and payable under all Insurance Policies have been paid, no Seller is liable for retroactive premiums or similar payments, and each Seller is otherwise in compliance in all material respects with the terms of such policies. To Seller’s Knowledge, there is no threatened termination of any of the Insurance Policies.

3.21 Limitations on Transferability. The Seller Parties acknowledge that the Shares, and Haley acknowledges that the Warrants, are being issued pursuant to exemption from registration under applicable federal and state securities laws. Sellers and Parent covenant that in no event will Parent dispose of any of the Shares, Warrants or securities issuable upon exercise of the Warrants (other than pursuant to Rule 144 or any similar or analogous rule), in each case except (i) pursuant to an effective registration statement filed under the Securities Act or (ii) pursuant to a valid exemption from such registration. Each certificate representing the Shares or in the case of book entry, the records of the Buyer’s stock transfer agent, shall contain the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Each certificate representing the Warrants shall display the following legend:

NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE OFFERED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

Upon request of Parent or any lawful subsequent holder that any such legend is no longer required under the Securities Act or applicable state laws and the delivery by Parent or any subsequent holder of a standard Rule 144 representation letter and opinion of counsel opining that such legend may be removed from the Shares, the Issuer shall promptly cause the applicable legend to be removed from any certificate representing or other evidence of the Shares.

3.22 Accredited Investor. Each Seller and Parent hereby represents and warrants that it is an Accredited Investor.

3.23 Brokers and Finders. Each Seller Party represents to Buyer and Issuers that it has not retained any Brokers in connection with the Contemplated Transaction.

3.24 No Registration of Shares or Warrants. Seller Parties are aware that the Shares, and Haley is aware that the Warrants and shares of Common Stock of the Issuer to be issued to Haley upon exercise of Warrants (the “Warrant Shares”), have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Shares, Warrants, and the Warrant Shares are deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”). Seller Parties also understand that the Shares, Warrants, and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Sellers’ and Parent’s representations contained in this Agreement.

3.25 Purchase for Own Account. As of the Closing, Sellers are and Parent will be acquiring the Shares, and Haley is acquiring the Warrants, for each of its own account and none of such parties has any present intention of distributing or selling the Shares, Warrants, or the Warrant Shares except as permitted under the Securities Act and applicable state securities laws.

3.26 Knowledge and Experience. Each Seller Party has sufficient knowledge and experience in business and financial matters to evaluate the Buyer and the Issuer, its existing and proposed activities and the risks and merits of this investment. Each Seller and Parent has the ability to accept the risk inherent in this type of investment.

3.27 Adequate Review. Each Seller Party hereby represents and warrants to the Issuer and the Buyer that: (i) they have been advised by the Issuer to review the periodic reports, and filings made by the Issuer under the Securities Exchange Act of 1934 together with other public filings the Issuer has made on the SEC EDGAR system; (ii) that all documents, records, and books pertaining to the Parent’s acquisition of the Shares and the Warrants as may have been requested by the Sellers and/or the Parent have been made available or delivered to, and have been examined by, the Sellers and the Parent; (iii) they have received all of the information it has requested from Buyer or Issuer that they consider necessary or appropriate for deciding whether to acquire the Shares or Warrants; (iv) they have had an opportunity to ask questions and receive answers from Buyer and Issuer regarding the Shares and Warrants; (v) they have not relied upon the Issuer, the Buyer or any of their respective representatives for any such investigation or assessment of risk; and (v) they understand the significant risks of this investment, including but not limited to the fact that the value of the Shares, Warrants and Warrant Shares can increase or decrease after the date of issuance.

3.28 Independent Investigation. Each Seller Party represents that, except as set forth in this Agreement, no representations or warranties have been made to any Seller or the Parent by the Buyer, the Issuer or any of their respective officers, directors or agents, employees or affiliates of any of them, and that in entering into this transaction, the Seller Parties are not relying upon information other than that contained in this Agreement and the results of its own independent investigation.

3.29 Capacity to Protect Own Interests. Parent has the capacity to protect its own interests in connection with the acquisition of the Shares and Haley has the capacity to protect his own interests in connection with the acquisition of the Warrants and/or the Warrant Shares by virtue of its business or financial expertise.

3.30 Residence. Each Seller and Parent represents that the office or offices of Buyer in which its investment decision was made is located at the address or addresses of Buyer set forth on the signature page hereto.

3.31 Employees.

3.31.1 Schedule 3.31.1 contains a list of (i) all employees of each of the Sellers (“collectively, “Employees”), along with the date of hire, position, the annual rate of compensation of each such Employee (including wages, commissions and bonus opportunity), accrued paid time off, and the legal employment status of each Employee who is not a U.S. citizen and (ii) all independent contractors of each of the Sellers, along with a brief description of the services provided and the rate of compensation of each such independent contractor. As of the Execution Date, no Employee, including but not limited to William Ford, has delivered written notice (or to Sellers’ Knowledge, oral notice) of his/her intent to terminate employment with such Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer. No Seller has promised any Hired Employee, orally or in writing, any increase in such Hired Employee’s current compensation (including bonuses) or benefits.

3.31.2 The Sellers are not a party to nor bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To Sellers’ Knowledge, no organizational effort has been made or threatened within the past three years by or on behalf of any labor union with respect to employees of any Seller.

3.31.3 Each Seller operates in compliance in all material respects with all applicable laws relating to employees, there are no pending complaints of which Sellers have received written notice (or to Sellers’ Knowledge oral notice) nor are there, to Sellers’ Knowledge, any threatened complaints before any employment standards tribunal or human rights tribunal and there are no pending or to Sellers’ Knowledge, threatened workers’ compensation, employee discrimination or other such claims by any Employee. All individuals characterized and treated by the Sellers as independent contractors are properly treated as independent contractors under all applicable Laws.

3.32 Employee Benefits.

3.32.1 Schedule 3.32.1 contains a complete and accurate list of each Seller Plan.

3.32.2 Each Seller Plan has been administered in all material respects in accordance with its terms and such Seller has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto in accordance with applicable laws. The Seller and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and all applicable interpretations and regulations thereunder as well as all other applicable laws. All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly and timely submitted. No Seller Plan contains any securities issued by such Seller. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.

3.32.3 Except as set forth in Schedule 3.32.3, at no time has any Seller, or the ERISA Affiliate of any Seller, been obligated to contribute to any (i) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (ii) defined benefit plan subject to the provisions of Section 412 of the Code; (iii) multiple employer plan (as defined in Section 413(c) of the Code); or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

3.32.4 There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of any Seller (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

3.32.5 Any amount that would be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated by this Agreement (including as a result of termination of employment on or following the Closing Date) by any current or former director, officer, employee or consultant of the Seller or any of its affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Seller Plan or otherwise would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.32.6 The Seller does not maintain any Seller Plan that is subject to the requirements of Section 409A of the Code.

3.32.7 Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated by this Agreement will (A) entitle any current or former director, officer, employee or consultant of the Seller or any of its subsidiaries to severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Seller Plan or (C) result in any breach or violation of, or a default under, any Seller Plan.

3.33 Environmental Matters.

3.33.1 The Sellers have complied with all applicable Environmental Laws. There is no pending or, to Sellers’ Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving any Seller.

3.33.2 The Sellers have no liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment or from the storage, disposal or handling of any Materials of Environmental Concern.

3.33.3 The Sellers are not a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Authority entered into in connection with any legal obligation or liability arising under any Environmental Law.

3.33.4 The Sellers are not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any of the Sellers.

3.34 Customers and Suppliers. Schedule 3.34 sets forth a list of (a) Sellers’, taken as a whole, top ten (10) customers (including names), inclusive of the “commercial sales team,” based on the revenues derived from customers during the Sellers’ 2019 fiscal year and the eight (8)-month period ended on the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period (each a “Material Customer” and collectively, the “Material Customers”), and (b) each supplier that is any Seller’s sole and exclusive (pursuant to the terms of any Contract) supplier of any significant product or service supplied to any Seller, and each supplier for which the Sellers (individually or in the aggregate) pay such supplier amounts in excess of $30,000 per month (each a “Material Supplier” and collectively, the “Material Suppliers”). No such Material Customer or Material Supplier has provided Sellers with written notice (or to Sellers’ Knowledge, oral notice) within the past year that it will stop, or decrease the rate of, buying products or supplying products to any Seller.

3.35 Certain Business Relationships With Affiliates. Except as set forth in Schedule 3.35, no Affiliate of any Seller Party (a) other than Sellers, owns any Asset or any right, tangible or intangible, related to any such Asset, (b) has any claim or cause of action against any Seller or related to any Asset, (c) is owed any money by any Seller; or (d) is a party to a Contract, whether written or oral, with any of the Sellers.

3.36 Books and Records. The books and records of the Sellers accurately reflect, in all material respects, the assets, liabilities, business, financial condition and results of operations of the Sellers.

4 REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer and Issuer hereby represent and warrant to Seller which shall be true and correct as of the date of this Agreement and will be true and correct as of the Closing, that:

4.1 Corporate Organization and Authority. Buyer and Issuer are Delaware and Colorado Corporations, respectively, duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges in Colorado, Delaware and California, and in good standing in the State of Colorado, Delaware and California, and the Buyer and the Issuer have delivered to Seller, true, complete and correct copies of Articles of Incorporation and Bylaws (collectively the “Buyer and Issuer Charter Documents”); and

4.2 Authorization. All corporate action on the part of Buyer and Issuer, its officers, directors, and stockholders necessary for the authorization, execution, delivery, and performance of all obligations under this Agreement and for the issuance of the Shares, Warrants and Warrant Shares have been taken, and this Agreement constitutes a legally binding and valid obligation of Buyer enforceable in accordance with its terms.

4.3 Corporate Power. Each of Buyer and Issuer has all requisite legal and corporate power and authority to execute and deliver this Agreement and other documents required to be delivered to Sellers pursuant to Section 2.5 (collectively, the “Ancillary Buyer and Issuer Documents”) to issue the Shares, Warrants, and Warrant Shares, and to carry out and perform its obligations under the terms of the Agreement.

4.4 Litigation. There is no action, proceeding, or investigation pending or to the knowledge of Buyer and Issuer, threatened in writing that questions the validity of the Agreement and Exhibits or the right of Buyer or Issuer to enter into the Agreement or any of the Ancillary Buyer and Issuer Documents or to consummate the Contemplated Transaction and the transactions contemplated by the Ancillary Buyer and Issuer Documents.

4.5 Brokers and Finders. Each of the Buyer and Issuer represents that it has not retained a Broker in connection with the transaction contemplated by this Agreement.

4.6 No Conflicts. The execution, delivery and performance of this Agreement and the Ancillary Buyer and Issuer Documents, the consummation of the Contemplated Transaction and the transactions contemplated by Ancillary Buyer and Issuer Documents and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of the Buyer and Issuer Charter Documents; (b) conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either Buyer or Issuer is a party or result in the creation or imposition of any lien, charge or encumbrance on any of Buyer’s or Issuer’s properties pursuant to (i) any Law to which Buyer or Issuer or any of its respective property or assets is subject, or (ii) any judgment, order or decree to which Buyer or Issuer is bound or any of its respective property or assets is subject; or (c) violate any law, order, judgment, rule, regulation, decree or ordinance to which Buyer or Issuer is subject, or by which Buyer or Issuer is bound.

4.7 Common Stock; Shares. The authorized capital of Issuer consists solely of 100,000,000 shares of common stock of Issuer, $0.001 par value per share, 48,702,659 shares of which are issued and outstanding as of the date hereof. The Shares issued or to be issued in respect of the Asset Purchase Price, the Warrant and Warrant Shares to be issued upon exercise of any Warrant have each been duly authorized and, when issued in accordance with this Agreement or when issued and paid for in accordance with the Warrant, as the case may be, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens and encumbrances other than (i) restrictions on transfer under applicable state and federal securities Laws and (ii) those as are created by Parent.

4.8 Reports. The Issuer has timely filed all reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Securities and Exchange Commission (the “SEC”) and any other Governmental Authority (the foregoing, collectively, the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports filed with the SEC complied in all material respects with all applicable Law and applicable rules and regulations related to such filings, including that such Company Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. The Company Reports, including the documents incorporated by reference in each of them, each contained all of the information required to be included in it.

4.9 Exemption From Registration. Assuming the accuracy of Sellers’ and Haley’s representations contained in this Agreement and/or the Warrant, the offer and sale of the Shares, the Warrants and the Warrant Shares, all as provided in this Agreement or the Warrants, are exempt from the registration requirements of the Securities Act and are otherwise in compliance with the Securities Act.

4.10 Independent Investigation and Reliance. Buyer has conducted its own independent investigation, review and analysis of Sellers, the Assets, and the Business. Buyer has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Business for such purpose. In making its decision to enter into this Agreement and the Ancillary Buyer and Issuer Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations or warranties of Sellers set forth in Article 3 (as modified by the Schedules). Neither any Seller, nor any other Person has made any representation or warranty, express or implied, regarding Sellers, the Assets, the Business or this Agreement, except as expressly set forth in Article 3 (as modified by the Schedules) and neither Buyer, nor Issuer, is relying on any representation or warranty, express or implied, regarding Sellers, the Assets, the Business or this Agreement, except as expressly set forth in Article 3 (as modified by the Schedules).

5 CONDITIONS TO THE OBLIGATIONS OF BUYER.

Except as otherwise specifically set forth herein or as contemplated by this Agreement, all obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

5.1 Representations and Warranties True at the Closing. The representations and warranties of the Seller Parties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true (except to the extent any such representations and warranties are specifically made as of a particular date, in which case such representations and warranties need only be true and correct as of such date) in all material respects.

5.2 Covenants Performed by Sellers. Each of the obligations of Sellers to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects.

5.3 Authority Relating to this Agreement. All limited liability company actions and proceedings required to be taken by or on behalf of Seller and Parent and all actions required to be taken by or on behalf of the Principals to execute, deliver and carry out this Agreement, shall have been duly and properly taken.

5.4 Material Changes in Business of Company. Between the Execution Date and the Closing Date there shall have been no Material Adverse Effect.

5.5 No Action to Prevent Completion. There shall not have been instituted and be continuing any action or proceeding by or before any court or other governmental body to restrain, prohibit or invalidate the Contemplated Transaction.

5.6 Leases. Sellers shall provide written confirmation that each of Sellers’ landlords has approved the assignment for the Leases located at (1) 4391 Granite Drive, Rocklin, CA, (2) 7611 Redwood Drive, Cotati, CA, (3) 933 Buckley Rd, San Luis Obispo, CA, (4) 2450 17th Ave, Santa Cruz, CA, and (5) 11564 SW Pacific Hwy, Tigard OR.

5.7 Employee Bonuses. On or before the Closing, the Sellers shall have paid to each Hired Employee the pro rata portion of his or her respective anticipated bonus for the 2020 calendar year.

5.8 Replacement Guaranties. The counterparty to each Contract on Schedule 6.5 shall have accepted the Replacement Guaranty (as defined below) without requiring any Affiliate of Buyer that is a natural person make a personal guaranty. For the avoidance of doubt, nothing in this Agreement, including without limitation in Section 2.1.4 or Section 6.5, but without limiting or derogating from Seller’s rights in the event the conditions set forth in Section 6.5 are not satisfied, shall be construed to require any Affiliate of Buyer that is a natural person make a personal guaranty.

5.9 Delivery of Closing Documents. Seller Parties shall have delivered to Buyer all closing documents (in form and substance reasonably satisfactory to Buyer and its legal counsel) required by this Agreement to be delivered at or prior to Closing, including those listed in Section 2.4.2 herein and all Ancillary Agreements.

6 CONDITIONS TO THE OBLIGATIONS OF SELLERS.

Except as otherwise specifically set forth herein, all obligations of Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or at the Closing, of each of the following conditions:

6.1 Representations and Warranties True at the Closing. The representations and warranties of Buyer and Issuer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true (except to the extent any such representations and warranties are specifically made as of a particular date, in which case such representations and warranties need only be true and correct as of such date) in all material respects.

6.2 Covenants Performed by Buyer and Issuer. Each of the obligations of Buyer and Issuer to be performed on or before the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, provided however, the Buyer’s and Parent’s obligation to make the payments contemplated by the Funds Flow and deliver the Shares and Warrants at Closing shall be absolute and not qualified by materiality.

6.3 Authority Relating to this Agreement. All corporate and other proceedings required to be taken by or on behalf of Buyer and Issuer to authorize Buyer and Issuer to execute, deliver and carry out this Agreement, shall have been duly and properly taken.

6.4 No Action to Prevent Completion. There shall not have been instituted and be continuing or threatened any action or proceeding by or before any court or other governmental body to restrain, prohibit or invalidate, or to obtain damages in respect of, the Contemplated Transaction.

6.5 Replacement Guaranties. Schedule 6.5 lists all Contracts for which a Seller Party or any of its Affiliates has guaranteed the obligations of any Seller under such Contracts (each, a “Seller/Affiliate Guaranty”), and for each such Contract with a Seller/Affiliate Guaranty, Buyer or Issuer shall have, subject to Section 5.9 (i) provided the counterparty to each such Contract with a guaranty, upon such terms and conditions acceptable to Buyer and such counterparty, that fully and completely replaces (and terminates) each Seller/Affiliate Guaranty effective as of the Closing (each a “Replacement Guaranty”) or (ii) obtain a termination of each Seller/Affiliate Guaranty effective as of the Closing in such form and substance as is reasonably satisfactory to Buyer and the applicable guarantor. For the avoidance of doubt and notwithstanding the foregoing, the Seller Parties shall use reasonably commercial efforts to help facilitate an introduction to, and preliminary communications between Buyer and, the counterparties to the Contracts set forth in Schedule 6.5.

6.6 Delivery of Closing Documents. Buyer and Issuer shall have delivered to Sellers all closing documents (in form and substance satisfactory to Sellers and their legal counsel) required to be delivered pursuant to this Agreement at or prior to Closing, including those listed in Section 2.5 herein.

7 EMPLOYMENT MATTERS.

7.1 Independent Contractors and Employees. Effective upon the Closing, Buyer or one of its Affiliates (the “Hiring Entity”) shall offer employment to each of the employees listed in Exhibit K, at a compensation amount substantially similar to Buyer’s then existing compensation rates for similar employees employed by Buyer. Such offer of employment shall be conditioned upon each such employee’s successful (as determined by Buyer in accordance with its hiring policies maintained in the ordinary course of its business consistent with past practices) completion of the pre-employment screening required of all of the Hiring Entity’s employees.  Any such Employee who accepts the Hiring Entity’s offer of employment described herein and successfully completes the pre-employment screening shall be deemed a “Hired Employee” effective as of the Closing.  Buyer shall or shall cause the Hiring Entity to: (i) give each Hired Employee credit under and in accordance with the terms of any benefit plan or personnel policies of the Hiring Entity that cover the Hired Employee from and after the Closing for purposes of eligibility and vesting for the Hired Employee’s service with any Seller prior to the Closing Date, excluding any vacation, sick leave or severance policies of Hiring Entity; and (ii) with respect to each employee benefit plan maintained by the Hiring Entity which is providing welfare benefits, including medical, life insurance, long-term disability insurance and long-term care insurance (collectively, the “Welfare Plans”) to the Hired Employees on or after the Closing, use commercially reasonable efforts to waive all preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Hired Employee by the corresponding benefits plan of Sellers immediately prior to the Closing Date; and (iii) use commercially reasonable efforts to give each Hired Employee credit for any deductible or co-payment amounts or out-of-pocket maximum paid, and be subject to any annual maximum benefits, in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, such Hired Employee participates in any of the Buyer’s employee benefits plans for which deductibles or co-payments are required or maximum benefits apply. The Sellers shall bear any and all obligations and liabilities under the WARN Act resulting from employment losses.

7.2 Liabilities In Respect of Employees. Buyer shall have no liability for Sellers’ liabilities in respect of accrued wages (including salaries and commissions), severance pay, accrued vacation, sick leave or other benefits, or employee agreements of any type or nature on account of any Seller, retention of or termination of independent contractors or employment of or termination of employees by any Seller, and the Sellers and Parent (subject to Section 8.9) shall indemnify Buyer and hold Buyer harmless against liability arising out of any claims for such pay or benefits or any other claims arising from any Sellers’ retention of or employment of or termination of such independent contractors or employees, solely to the extent resulting from Sellers’ acts or omissions. For avoidance of doubt, nothing in this Section 7.2 confers any liability or obligation to any Seller Party arising out of or relating to the employment of or services rendered by any Hired Employee to the Hiring Entity or any of its Affiliates from or after the Closing.

8 INDEMNITY.

8.1 Sellers’ Indemnitors Seller and Parent, jointly and severally, shall indemnify and hold harmless Buyer and Issuer from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys’ fees (“Buyer’s/Issuer’s Damages”) which arise out of: (i) the breach by any Seller Indemnitor of any representation or warranty in respect of any Seller or the Parent made by any Seller Party in this Agreement and/or the Ancillary Seller Party Documents; (ii) the non-performance, partial or total, of any covenant made by any Seller or the Parent in this Agreement and/or the Ancillary Seller Party Documents; (iii) subject to the last sentence of Section 7.2, claims of any type or nature relating to claims by or relating to any of Sellers’ independent contractors or employment of the Business’ employees by any of the Seller Indemnitors, in each case arising from conduct prior to the Closing with respect to any Hired Employee, or any termination by any Seller of such independent contractors or employees; (iv) the ownership or operation of the Assets by Sellers or in connection with the Business activities of Sellers related to the Assets, in each case prior to the Closing Date; (v) Seller Parties’ portion of the Transfer Taxes; and (vi) the Retained Liabilities. Each Principal, severally and not jointly with any other Seller Party, shall indemnify and hold harmless Buyer and Issuer from and against any and all Buyer’s/Issuer’s Damages which arise out of: (a) the breach of any representation or warranty in respect of such Principal and made by such Principal in this Agreement and/or the Ancillary Seller Party Documents; and (b) the non-performance, partial or total, of any covenant of such Principal pursuant to this Agreement and/or the Ancillary Seller and Parent Documents.

8.1.1 Notwithstanding the terms and conditions of this Article 8, the aggregate liability of any and all Seller Indemnitors (including the Principals pursuant to Section 8.9) for any and all Buyer’s/Issuer’s Damages: (a) (i) which arise out of any and all breaches of representations or warranties (other than any Fundamental Representation) made by any Seller Indemnitor in any Transaction Document shall in no event exceed 20% of the Asset Purchase Price, or (ii) which arise out of any breach of any Fundamental Representation shall in no event exceed 40% of the Asset Purchase Price; and (c) which arise out of any Claims shall in no event exceed the Asset Purchase Price, provided that the limitations set forth in this Section 8.1.1 shall not apply to a Seller Indemnitor’s breach of Section 3.14 (Taxes) or a Seller Indemnitor’s fraud.

8.2 Buyer’s and Issuer’s Indemnity. Buyer and Issuer, jointly and severally, shall indemnify and hold harmless each Seller Party from and against any and all losses, costs, expenses, liabilities, obligations, claims, demands, causes of action, suits, settlements and judgments of every nature, including the costs and expenses associated therewith and reasonable attorneys’ fees (“Seller Parties’ Damages”) which arise out of: (i) the breach by Buyer or Issuer of any representation or warranty made by Buyer or Issuer in this Agreement or any Ancillary Buyer and Issuer Document; (ii) the non-performance, partial or total, of any covenant made by Buyer or Issuer pursuant to this Agreement or any Ancillary Buyer and Issuer Document; (iii) any Assumed Liabilities; (iv) Buyer’s portion of any Transfer Taxes; or (v) the ownership or operation of the Assets by Buyer or in connection with the business activities of Buyer or its Affiliates related to the Assets on or after the Closing.

8.3 Survival of Terms. All warranties, representations, indemnification obligations, and covenants contained in any Transaction Document shall survive the Closing until the three (3) year anniversary of the Closing Date (the “Claims Period”); provided however, the Claims Period with respect to any representation or warranty (other than any Fundamental Representation) contained in any Transaction Document shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided further, the Claims Period with respect to any warranties, representations, indemnification obligations and/or covenants relating to Section 3.14 (Taxes) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided further, the Claims Period with respect to any warranties, representations, indemnification obligations and/or covenants relating to the Shares or Warrants shall survive the Closing for a period of ninety days after the full performance of the covenants relating to the Warrants.

8.4 Indemnification Claims Procedures.

8.4.1 Upon either Buyer or any Seller becoming aware of a Claim in respect of which indemnification is provided for pursuant to Section 8.1 or Section 8.2, respectively (each, an “Indemnified Party”), as the case may be, such Indemnified Party shall give prompt written notice of such Claim to the other party (each, an “Indemnifying Party”). Such notice shall (a) specify whether the claim arises as a result of a claim by a third party against the Indemnified Party (each, a “Third Party Claim”), or whether the claim does not so arise (each, a “Direct Claim”), (b) provide the basis for such Claim, and (c) the amount of the Claim and Buyer’s/Issuer’s Damages or Seller Parties’ Damages, as applicable, to the extent such information is available or reasonably ascertainable.

8.4.2 In the case of a Direct Claim, the Indemnifying Party shall have sixty (60) days from its receipt of notice of the Claim (“Review Period”) to investigate the Claim and associated losses. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party all documents and other information relied upon by the Indemnified Party to substantiate the Claim and associated losses, together with all such other documents and information as the Indemnifying Party may reasonably request. The Parties shall negotiate in good faith the resolution of such Direct Claim during the thirty (30) days following the Review Period.

8.4.3 In the case of a Third Party Claim, the Indemnifying Party shall have the right to elect, within thirty (30) days of its receipt of notice of such Claim from the Indemnified Party, to participate in and assume control of the negotiation, settlement or defense of the Third Party Claim and the Indemnifying Party will not be liable for any indemnification of legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Claim except as set forth otherwise herein. The Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense. The Parties will co-operate with each other in good faith in all respects as may be reasonably necessary in connection with the defense, negotiation or settlement of any such Third-Party Claim. The Indemnified Party shall co-operate in a reasonable manner with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defense; and for this purpose the Indemnified Party shall preserve all relevant records, documents, and information, in each case relating to the Third Party Claim, allow the Indemnifying Party access, upon reasonable notice, to inspect and copy all such records, documents, and information, require its Representatives, as the Indemnifying Party may reasonably request, to provide such statements and attend and give evidence at any trial or hearing in respect of the Third Party Claim. If the Indemnifying Party elects not to defend the Third Party Claim, or fails to timely notify the Indemnified Party in writing of its election to defend in accordance with this Section 8.4.3, the Indemnified Party may retain counsel and control the defense of such Claim.

8.5 Third Party Payment of Damages. Payments by an Indemnifying Party pursuant to this Article 8 in respect of any Damages shall be limited to the amount of Damages that remains after deducting any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of such loss.

8.6 Mitigation. The Indemnified Party shall use commercially reasonable efforts to mitigate Damages upon becoming aware of any event or circumstance that would be reasonably expected to or does give rise to Damages, including by pursuing recoveries under any insurance policies and any indemnity, contribution or other similar obligations owed by any Person (other than the Indemnifying Party) to the Indemnified Person and incurring costs only to the minimum extent necessary to remedy the loss. If the Indemnified Party receives any payment from any Person (other than the Indemnifying Party) in respect of Damages after an indemnification payment is made under this Agreement for such Damages, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the indemnification payment the Indemnifying Party would not have paid had the payment from the Person (other than the Indemnifying Party) reduced the original indemnification payment in accordance with Section 8.4.

8.7 No Duplicative Damages. Notwithstanding anything to the contrary contained in any Transaction Document, an Indemnified Party may not recover duplicative indemnifiable Damages in respect of a single set of facts or circumstances under more than one representation, warranty, covenant, or agreement in this Agreement or any other Ancillary Agreement.

8.8 Forfeiture of Shares. To the extent that Seller Indemnitors are required to indemnify Buyer for Buyer’s/Issuer’s Damages (each, a “Claim”), Seller Indemnitors may satisfy such Claim, at their sole option and upon written notice to Buyer and Issuer (“Election Notice”), by the payment of cash, by the forfeiture of Shares, or a combination of payment by cash and forfeiture of Shares. Any such Election Notice shall specify the amount of the Claim that Seller Indemnitors have elected to satisfy by forfeiture of Shares, the Market Value Price for each Share, and the number of Forfeited Shares. As soon as reasonably practicable following delivery of any Election Notice, Issuer and Parent shall notify the applicable transfer agent to reduce the number of Shares then remaining in Parent’s name by the number of Forfeited Shares. In the event that the amount of any Claim exceeds the value of the Forfeited Shares, the Seller Indemnitors shall be required to pay any unpaid excess balance of such Claim in cash.

8.9 Recourse to Principals. Notwithstanding anything in this Agreement to the contrary, in the event that Parent and/or any Seller fail to timely pay, when due, the full amount of any Claim for which indemnification is provided by Parent and Sellers pursuant to the first sentence of Section 8.1, each Principal, severally and not jointly, shall pay its Pro Rata Share of the amount of such unpaid Claim.

8.10 Deductible. Notwithstanding anything to the contrary contained in any Transaction Document, Seller Indemnitors (and Principals pursuant to Section 8.9) shall not have liability for any indemnification Claim or Buyer’s/Issuer’s Damages unless and until the accumulated aggregate amount of Buyer’s/Issuer’s Damages for Claims indemnifiable hereunder exceeds $250,000 of the Asset Purchase Price after which time the Buyer and Issuer shall have the right to claim and receive the full amount of Buyer’s/Issuer’s Damages in excess of $125,000 for Claims indemnifiable hereunder; provided, however, that this Section 8.10 shall not apply to indemnification Claims or Buyer’s/Issuer’s Damages arising out of Section 3.14 (Taxes) and Section 8.12 (Tax Matters) with respect to the filing of Tax Returns or liability for the reporting or payment of Taxes.

8.11 Damages. Notwithstanding anything to the contrary contained in any Transaction Document, in no event shall Buyer’s/Issuer’s Damages or Seller Parties’ Damages include punitive damages (except to the extent payable to a third party).

8.12 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

8.12.1 Tax Returns. The Buyer shall prepare and timely file all Tax Returns with respect to Property Taxes relating to the Assets for the Straddle Period. The Buyer shall pay and discharge all Taxes shown to be due on such Tax Returns. No later than ten (10) business days prior to the due date of such Tax Return, the Parent shall pay to the Buyer the amount of Taxes shown due on such Tax Return which is attributable to the pre-Closing portion of the Straddle Period.

8.12.2 Apportionment. For purposes of this Agreement, the amount of real property, personal property, and similar taxes (not based on income, profits or gains) relating to the Assets (“Property Taxes”), and any Tax refunds relating to such Property Taxes, attributable to the portion of the Straddle Period ending on the day before the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the day before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, if as a result of the purchase of the Assets, the value of any Asset is reassessed for purposes of determining the amount of any Property Tax, any resulting increase in Tax for such Straddle Period shall be treated as being solely with respect to the portion of the Straddle Period beginning on the Closing Date. For any Taxes other than Property Taxes (such as franchise Taxes, Taxes that are based upon or related to income or receipts or net income, Taxes based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property) for a Straddle Period the amount of any such Taxes attributable to the pre-Closing portion such Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period. Notwithstanding any provision in this Agreement to the contrary, the Buyer shall not be required to make any payment or disbursal to Parent, any Seller, or any Governmental Authority relating to any Taxes attributable to the Assets or the Business for a taxable year (or portion thereof) ending on or before the Closing Date. Each Party agrees to cooperate with each other Party in paying or reimbursing their respective Tax obligations in accordance with this Section 8.12.

8.12.3 Cooperation. The Buyer on the one hand, and the Parent and the Sellers, on other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in preparing and filing Tax Returns with respect to the Assets and the Business, including providing complete and accurate records concerning the Tax basis of the Assets and such other information as may be reasonably necessary with respect to the preparation and filing of such Tax Returns, and in connection with any audit or other Proceeding with respect to Taxes related to the Assets or the Business. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit or other Proceeding.

8.13 Adjustment to Asset Purchase Price for Tax Purposes. The Parties shall treat any indemnity payment made under this Agreement pursuant to this Article 8 as an adjustment to the Asset Purchase Price for all Tax purposes to the maximum extent permitted by applicable Law. No party shall take any position on any Tax Return or filing, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.

8.14 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, but subject to (and without limiting any Party’s rights under) Section 9.14 and the Warrants, the sole and exclusive remedy of any Indemnified Party for any Damages and any Claims arising under or otherwise relating to this Agreement, the Contemplated Transactions, Ancillary Agreements and/or the transactions contemplated by the Ancillary Agreements, is indemnification as set forth in this Article 8.

9 MISCELLANEOUS

9.1 Allocation of Asset Purchase Price. Exhibit J sets forth the allocation agreed to by Sellers and Buyer of the Asset Purchase Price among the various items included in the Assets and Business being transferred by Sellers to Buyer for purposes of determining the relevant tax consequences of the transactions contemplated by this Agreement. The Parties intend that Exhibit J conform to the requirements of Section 1060 of the Internal Revenue Code; and they agree to be bound thereby and to act in accordance with it in the preparation and filing of Tax Returns (including Internal Revenue Service From 8594 and any exhibits thereto), information returns, schedules or other filings made with the Internal Revenue Service or other Governmental Authorities. Any adjustments to the Asset Purchase Price pursuant to Section 2.3.1 or Article 8 shall be allocated in a manner consistent with this Section 9.1 and Exhibit J. Each of the Parties shall promptly notify the others of any challenge by any Governmental Authority to any allocation pursuant to this Section 9.1.

9.2 Restrictive Legends. Issuer agrees to respond to any request of VStockTransfer, LLC, any subsequent transfer agent to Issuer or any broker representing any Seller Party or Haley to remove the restrictive legend referenced in Section 3.21 within three (3) business days of the request.

9.3 Confidentiality; Press Releases and Public Announcements. No party hereto shall issue a press release or otherwise publicize the Contemplated Transaction or otherwise disclose the nature or contents of this Agreement until the Closing has occurred. From and after Closing, any press release or other public announcement with respect to the Agreement or Contemplated Transactions shall not be issued without the written approval of Buyer (which such approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or any applicable listing agreement with a national securities exchange as determined in the good-faith judgment of the Party or Affiliate of a Party proposing to make such release or communication (in which case, such Party or Affiliate of a Party shall not issue or cause the publication of such press release or other public announcement without providing the other Parties a reasonable opportunity to review and comment upon such press release or other public announcement).

9.4 Construction. Unless the context of this Agreement otherwise clearly requires: (a) references to the plural include the singular, and references to the singular include the plural; (b) references to one gender include the other gender; (c) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) the terms “day” and “days” mean and refer to calendar day(s) unless such reference specifically refers to business days; (e) the terms “year” and “years” mean and refer to calendar year(s); and (f) all references herein to “$” or dollars shall refer to United States dollars. Unless otherwise set forth in this Agreement, references in this Agreement to: (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all annexes, exhibits, schedules and other attachments thereto; (B) includes all documents, instruments or agreements issued or executed in replacement thereof; and (C) means such document, instrument or agreement, or replacement thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time, and in effect on the date hereof. All Article, Exhibit, Annex and Schedule references herein are to Articles, Sections, Exhibits, and Schedules of this Agreement, unless otherwise specified. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

9.5 Expenses; Transfer Taxes; Accounts Payable.

9.5.1 Subject to Section 9.5.2, Each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred. In the event of any legal action to enforce any of the obligations set forth in the Agreement, the prevailing party shall be entitled to recover costs and reasonable legal fees.

9.5.2 All Transfer Taxes shall be paid when due and shall be borne 50% by the Buyer and 50% by the Seller. Buyer shall timely file or cause to be timely filed all necessary tax returns with respect to Transfer Taxes (“Transfer Tax Returns”), and the Sellers will use commercially reasonable efforts to cooperate in filing such Transfer Tax Returns and reducing or eliminating such Transfer Taxes. The Parent shall pay 50% of the amount due with respect to such Transfer Tax Return to the Buyer on the later of (i) no less than three (3) business days prior to the due date for filing thereof, and (ii) five (5) business days after receipt of such Transfer Tax Return to be filed by Buyer and written notice from Buyer as to the amount of Transfer Taxes allocable to Sellers in accordance with this Section 9.5.2. Buyer and Sellers will each use its commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes.

9.5.3 Not later than forty-five (45) days following the Closing, Seller shall satisfy, in full, any of their then outstanding accounts payable obligations (which for avoidance of doubt shall not include any accounts payable reflected on the Funds Flow).

9.6 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by email, or five days after the date of mailing if mailed, by first class mail, registered or certified, postage prepaid. Notices shall be addressed as follows:

If to Buyer or Issuer, to:

GrowGeneration Corp. and GrowGeneration California Corp.

930 W 7th Ave, Suite A

Denver, CO 80204

Attn: Monty Lamarito

Email: monty@growgeneration.com

with a copy (which shall not constitute notice) to:

Robinson & Cole, LLP

1055 Washington Boulevard

Stamford, CT 06901

Attn: Mitch Lampert

Email: mlampert@rc.com

If to Sellers or Parent prior to Closing, to:

c/o The Growbiz

4441 Granite Drive #102

Rocklin, CA 95677

Email: rosshaley@me.com

with a copy (which shall not constitute notice) to:

Howard & Howard Attorneys PLLC

200 S. Michigan Avenue, 11th floor

Chicago, Illinois 60604

Attn: Joseph J. DeVito, Esq.; Jane S. Hahn, Esq.

Email: jjd@h2law.com; jsh@h2law.com

If to Sellers or Parent after the Closing, to:

The Growbiz

c/o Ross Haley

7775 McRanch Rd.

Auburn, CA 95602

Email: rosshaley@me.com

with a copy (which shall not constitute notice) to:

Howard & Howard Attorneys PLLC

200 S. Michigan Avenue, 11th floor

Chicago, Illinois 60604

Attn: Joseph J. DeVito, Esq.; Jane S. Hahn, Esq.

Email: jjd@h2law.com; jsh@h2law.com

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this section.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed in the State of California without regard to any choice or conflict of law provision.

9.8 Successors and Assigns. This Agreement and Exhibits and the rights of the Parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the Parties, the successors of Parties, and the heirs and legal representatives of the indirect members of the Sellers.

9.9 Entire Agreement. This Agreement, together with the Schedules, Exhibits and other documents referenced herein, sets forth the entire understanding of the Parties with respect to the Contemplated Transaction. Any and all previous agreements and understandings between or among the Parties and/or their Affiliates regarding the subject matter hereof, whether written or oral, are superseded and replaced by this Agreement.

9.10 Amendment. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the Parties.

9.11 Waiver. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.12 Schedules and Exhibits; Section References. Each of the Schedules and Exhibits to this Agreement is incorporated herein by this reference and expressly made a part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

9.13 Partnership. The relationship of the parties is that of “buyer” and “seller,” and nothing contained herein shall be deemed to create a partnership or joint venture between the Parties.

9.14 Specific Performance; Remedies. Each Party acknowledges that the other Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement and its Exhibits, including the confidentiality obligations set forth in this Agreement or in any other agreement between any of the Parties. It is accordingly agreed that, in addition to any other remedies which may be available upon (a) the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief to restrain a breach of, or otherwise to obtain specific performance of covenants and agreements of the other Parties contained in this Agreement, and (b) a threatened breach of any such covenants or agreements, each Party shall have the right to seek injunctive relief to restrain a threatened breach of, or otherwise seek to obtain specific performance of covenants and agreements of the other Parties contained in this Agreement.

9.15 Severability. If any provision of this Agreement or Exhibit or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

9.16 Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the Contemplated Transaction, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the tax consequences of the Contemplated Transaction and is not relying on any representation or statements made by the other party as to such tax consequences. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it. Without limiting the generality of immediately preceding sentence, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.17 Counterparts. This Agreement and any other Transaction Document may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Counterparts signature page(s) whether to this Agreement or any other Transaction Document may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A signed copy of this Agreement or any other Transaction Document delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of such Transaction Document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

SELLERS:	PARENT:

YELEKO, LLC	YTGB OPERATING HOLDINGS LLC

By:	By:
Ross Haley, Manager		Ross Haley, Manager

YELEKO GUI, LLC	PRINCIPALS:

By:	By:
Ross Haley, Manager		Ross Haley

By:
Kristina Haley

HEALTHY HARVEST HYDRO-ORGANICS LLC

By:	By:
Ross Haley, Manager		Ryan Haley

By:
David Brooke

OREGON HYDRO-ORGANICS LLC

By:	By:
Ross Haley, Manager		Ian Brooke

By:
Brian Hansen

[Signature Page (1 of 2) to Asset Purchase Agreement]

BUYER:

GROWGENERATION CALIFORNIA CORP.

By:
Darren Lampert, CEO

ISSUER:

GROWGENERATION CORP.

By:
Darren Lampert, CEO

[Signature Page (2 of 2) to Asset Purchase Agreement]

Exhibit A - Definitions

“Accounting Principles” means Sellers’ accounting methods, practices, principles, policies and procedures, classifications, judgments and valuation and estimation methodologies used in preparing the Financial Statements.

“Act” shall be as defined in Section 3.21.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” shall be as defined in the preamble to this Agreement.

“Ancillary Agreements” means, other than this Agreement, the agreements, certificates and instruments executed and delivered pursuant to Section 2.4.2 or Section 2.5.

“Ancillary Buyer and Issuer Documents” shall be as defined in Section 4.3.

“Ancillary Seller Party Documents” means, collectively, the documents to which any Seller Party is a party and required to be delivered by any Seller Party at Closing pursuant to Section 2.4.2.

“Asset Purchase Price” shall be as defined in Section 2.3.

“Assets” shall be as defined in Section 2.1.

“Assumed Liabilities” shall be as defined in Section 2.2.1.

“Audited Financial Statements” shall be as defined in Section 3.12.

“Business” shall be as defined in the Recitals to this Agreement.

“Buyer” shall be as defined in the preamble to this Agreement.

“Buyer’s/Issuer’s Damages” shall be as defined in Section 8.1.

“Buyer and Issuer Charter Documents” shall be as defined in Section 4.1.

“Claim” means, as the case may be, a Direct Claim or a Third Party Claim, as applicable.

“Claims Period” shall be as defined in Section 8.3.

“Closing” shall be as defined in Section 2.3.

“Closing Date” shall be as defined in Section 2.4.1.

“Closing Price” shall mean, for any Trading Day, the closing sale price per share during regular (not extended) hours on such Trading Day of the common stock of Issuer on the New York Stock Exchange as reported in The Wall Street Journal (or, if not reported in The Wall Street Journal, as reported by another authoritative source mutually agreed by the Parties).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock with $0 par value of Issuer.

“Consulting Agreement” shall be as defined in Section 2.3.1.

“Contemplated Transaction” means the transactions contemplated by this Agreement.

“Contracts” shall be as defined in Section 2.1.4.

“Customer Deliverables” shall mean (a) the products that the Sellers currently market or sell or (b) the services that the Sellers currently provide.

“Customer Deposits” means any cash or cash equivalents representing customer deposits received by Sellers to the extent of customer orders (or the portion thereof) that remains unfulfilled as of Closing.

“Damages” means either Buyer’s/Issuer’s Damages or Seller Parties’ Damages, as the case may be and as the context so requires.

“Debt” shall be defined as any monies owed by the Business as enumerated in Schedule 3.3.

“Direct Claim” shall be as defined in Section 8.4.1.

“Disclosure Schedules” (or “Schedules”) means the disclosure schedules delivered by Sellers to Buyer and forming a part of this Agreement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Sellers.

“Excluded Assets” shall be as defined in Section 2.1.7.

“Excluded Contracts” means, collectively, any and all contracts of the Sellers that are not listed on Schedule 2.1.4.

“Excluded Tax Liability” means: (i) Taxes of the Parent or any Seller with respect to any taxable period; (ii) all Taxes of the Parent or any Seller related to or arising from the transactions contemplated under this Agreement or any other Transaction Document (other than the portion of Transfer Taxes for which Buyer is liable pursuant to Section 9.5.2); (iii) all Taxes that are the responsibility of Parent or any Seller pursuant to Section 8.12; and (iv) all Taxes asserted against or with respect to the Assets or the Business for any Pre-Closing Period.

“Execution Date” shall be as defined in the preamble to this Agreement.

“Financial Statements” means, collectively the Most Recent Balance Sheet, the Audited Financial Statements, and the Unaudited Financial Statements.

“Fixed Assets” shall be as defined in Section 2.1.2.

“Forfeited Shares” means such number of Shares (rounded down to the nearest whole number) equal to the portion of the Buyer’s/Issuer’s Damages in respect of which Sellers and Parent have elected to satisfy by forfeiture of Shares pursuant to Section 8.7, divided by the Market Value Price.

“Fundamental Representation” means any representation or warranty set forth in Sections 3.1.1 (Organization and Authority), 3.2.1 (Authority Relating to this Agreement), 3.4.1 (Ownership), 3.14 (Taxes), 3.22 (Accredited Investor), 3.23 (Brokers and Finders).

“Funds Flow” means that certain flow of funds dated as of the Closing Date by and between Seller Parties, Buyer and Issuer setting forth the payments to be made by Buyer or Issuer, as applicable, at Closing, in such form and substances as reasonably acceptable to the Parties.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Haley” means Ross Haley, an individual.

“Hansen” means Brian Hansen, an individual.

“HHH” shall be as defined in the preamble to this Agreement.

“Hiring Entity” shall be as defined in Section 7.1.

“Indebtedness” shall be as defined in Section 3.3.1.

“Indemnified Party” shall be as defined in Section 8.4.1.

“Indemnifying Party” shall be as defined in Section 8.4.1.

“Intangible Assets” shall be as defined in Section 2.1.3.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal information technology (IT) systems of the Sellers that are used in their business or operations, including computer hardware systems, software applications and embedded systems.

“Inventories” shall be as defined in Section 2.1.1.

“Issuer” means GrowGeneration Corp., a publicly held Colorado Corporation with symbol (NASDQ: GRWG) whose address is 930 W 7th Ave, Suite A, Denver, Co 80204.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other rule of law of any Governmental Authority.

“Leases” means collectively all leases and subleases for real property to which any Seller is a party.

“Liens” shall mean all liens, charges, easements, security interests, mortgages, conditional sale contracts, rights of way, restrictions, title defects, claims or other encumbrances.

“Market Value Price” means the average Closing Price of one (1) share of common stock of Issuer as of the Trading Day immediately preceding the date on which Sellers and Parent have notified Buyer of its election elected to satisfy any Buyer’s/Issuer’s Damages by forfeiture of Shares pursuant to Section 8.7.

“Material Adverse Effect” shall mean an event which has a material adverse effect on the condition (financial or otherwise) of the Assets, the Business, or results of operations, of the Sellers taken as a whole; provided, however, that “Material Adverse Effect” shall not include any event, directly or indirectly, arising out of or attributable to: (a) any general economic, capital market, financial or political conditions, whether foreign or in the United States; (b) factors generally affecting the industry or markets in which any Seller operates or to which its respective products are sold; (c) an outbreak, escalation or material worsening of hostilities, war, acts of terrorism (including cyber terrorism), epidemic, pandemic or disease outbreak (including the COVID-19 virus, SARS-CoV-2 viruses and any mutation therefrom) or other calamity, crisis or emergency (including natural disasters) or any governmental or other response to any of the foregoing, in each case whether or not involving the United States; (d) changes, or proposed changes, in law or regulation, or interpretations or implementation thereof; (e) changes in the hydroponics industry or wholesale or retail markets for hydroponics or hydroponics-related products and operations, including those due to actions by competitors or regulators, (f) the Contemplated Transaction and the public announcement thereof; (g)  the taking of any action (or omitting to take action) to the extent required by this Agreement or consented to in writing by Buyer; (h) any event, change or effect resulting from the identity of Buyer or its Affiliates; (i) any failure of Sellers to meet financial projections (but not excluding any of the reasons for or factors contributing to the failure); (j) any event, change or effect resulting from the breach of this Agreement by Buyer; and (k) any matter disclosed in the Disclosure Schedules or the Buyer is otherwise aware as of the Signing Date; except, in the case of (a) and (b), as would reasonably be expected to have a material disproportionate effect on the Sellers relative to other comparable companies operating in the industry in which Sellers operate (and then only to the extent of such disproportionate impact).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Sellers as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean September 30, 2020.

“Obsolete Inventory” means any inventory on hand at the Closing that has not sold within the preceding twelve months from the Execution Date.

“OHO” shall be as defined in the preamble to this Agreement.

“Parent” shall be as defined in Section 2.5.

“Per Share Value” means the value of one share of Issuer’s Common Stock at the time of Closing based on the “VWAP” of Issuer’s common stock for the 120 Trading Days immediately preceding the Execution Date.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Authority (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Permitted Liens” means (i) statutory Liens for Taxes, which are not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business securing amounts that are not delinquent; (iii) Liens related to the Capitalized Leases; (iv) Liens relating to Indebtedness which will be repaid at Closing in full; (v) statutory Liens of landlords with respect to any premise leased pursuant to any Lease arising or incurred in the ordinary course of business; and (v) easements, rights of way, zoning ordinances and other similar encumbrances affecting premises subject to each Lease which do not, individually or in the aggregate, prohibit, or interfere in any material respect with, the current operation of the Business.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post-Closing Period” means a taxable period beginning on the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning on and including the Closing Date.

“Pre-Closing Period” means a taxable period ending prior to the Closing Date, and in the case of any Straddle Period, the portion of such Period ending the day prior to the Closing Date.

“Principals” means, collectively, Haley, Hansen and each of the other individuals set forth in Schedule 1.

“Proceeding” means all litigation, suits, actions, claims, charges, demands, complaints, material grievances, arbitrations, audits, examinations, investigations, hearings, inquiries and other proceedings (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, public or private, or at law or in equity).

“Pro Rata Share” means, with respect to each Principal, the percentage set forth opposite such Principal’s name in Schedule 1.

“Retained Liabilities” shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Sellers and Parent which are not Assumed Liabilities. The Retained Liabilities shall include, without limitation, all liabilities and obligations of the Sellers and Parent:

(a) arising out of or relating to Excluded Assets, including without limitation Excluded Contracts, whether arising prior to or after the Closing;

(b) arising out of or attributable to any Excluded Tax Liability;

(c) for costs and expenses (other than Transfer Taxes for which Buyer is liable pursuant to Section 9.5.2) incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

(d) arising prior to the Closing under the Contracts, and all liabilities for any breach, act or omission by the Sellers prior to the Closing under any Contract;

(e) arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule or regulation (including Environmental Laws), any judgment, decree or order of any Governmental Authority, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

(f) any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, deferred compensation, severance, retention, termination or other payments to any present or former employees, officers, directors, managers, retirees, independent contractors or consultants of Seller for any period in which such Persons provided services to Seller, including any liabilities of any Seller for employer FICA and unemployment taxes incurred and any liabilities for federal or state income tax and FICA taxes of employees of any Seller which the Seller is legally obligated to withhold, and all liabilities resulting from the termination of employment of employees of the Seller by any Seller that arose under any federal or state law or under any Seller Plan established or maintained by the Sellers;

(g) payment of pro rata portion of bonuses for employees as of the Closing in accordance with Section 5.7, including any liabilities of the Parent or any Seller for employer FICA and unemployment taxes incurred and any liabilities for federal or state income tax and FICA taxes of employees of Parent or any Seller which the Parent or Seller is legally obligated to withhold in respect of such bonuses;

(h) all accounts receivable;

(i) with respect to any insurance policies of any Seller;

(j) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of the Sellers or was serving at the request of the Sellers as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

(k) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim); and

(l) except as set forth on Schedule 3.3.2, all Indebtedness, including but not limited to the PPP Loan and all accounts payable obligations.

“Review Period” shall be as defined in Section 8.4.2.

“Rule 144” shall be as defined in Section 3.25.

“Securities Act” shall be as defined in Section 3.25.

“Seller” and “Sellers” shall be as defined in the preamble to this Agreement.

“Seller Indemnitors” means, collectively, the Seller Parties subject to the limitations set forth in Article 8.

“Seller Parties” means, collectively, the Sellers, the Parent, and the Principals (and each a “Seller Party”).

“Seller Parties’ Damages” shall be as defined in Section 8.2.

“Seller Plan”, “Seller’s Plan” or “Sellers’ Plans” shall mean any Employee Benefit Plan maintained, or contributed to, by the Seller, any Subsidiary or any ERISA Affiliate.

“Sellers’ Knowledge” or any other similar knowledge qualification (whether of any Seller, the Parent or the Principals), means the actual knowledge of Ross Haley and/or Brian Hansen, after commercially reasonable inquiry of those management-level employees of Sellers who, by virtue of such employees’ job functions and duties, have knowledge of the matter subject to such inquiry.

“Shares” shall mean such number of shares of Issuer’s common stock equal to $15,250,000 divided by the Issuance Price.

“Slow-Moving Inventory” means inventory on hand with respect to any product that is in excess of the average number of units of such product sold during the previous 12 months.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any entity, any corporation, partnership, limited liability company, joint venture or other entity in which such first entity, directly or indirectly, (a) owns any outstanding voting securities, equity securities, profits interest or capital or equity interest, (b) is entitled to elect any members of the board of directors or similar governing body, or (c) in the case of a limited partnership or limited liability company, is a limited partner, general partner or member any equity or voting interests in the partnership or company.

“Tax” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, tax on “global intangible low-taxed income (as defined in Section 951A of the Code), natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, shares, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax, including any interest, penalties or additions to tax or additional amounts in respect thereto, whether disputed or not, and (ii) any liability in respect of any items described in clause (i) immediately foregoing by reason of (A) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law or (B) by Contract or otherwise, in each case, under clauses (i) or (ii) immediately foregoing regardless of whether affirmatively asserted by a Governmental Authority.

“Tax Return” means any form, return, declaration, report, claim for refund, information return certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Third Party Claim” shall be as defined in Section 8.4.1.

“Trading Day” shall mean a day: (a) on which trading generally takes place on the New York Stock Exchange; (b) on which trading in common stock of the Issuer has not been halted or suspended; and (c) on which common stock of the Issuer is actually traded.

“Transaction Documents” means, collectively, this Agreement and the Ancillary Agreements.

“Transfer Taxes” means, collectively, all transfer, documentary, sales, use, stamp, registration, conveyance, value added or other similar Taxes or charges (together with any related fee, penalties, interest and additions to such Taxes) arising out of or incurred in connection with, or associated with, this Agreement or the transactions contemplated by this Agreement.

“Vendor Deposits” means any cash or cash equivalents paid by any Seller to any of its vendors in respect of any customer orders (or the portion thereof) placed with such Seller that remains unfulfilled as of Closing.

“Warrant Shares” shall be as defined in Section 3.25.

“Warrants” shall be as defined in Section 2.3.1.

“Yeleko GUI” shall be as defined in the preamble to this Agreement.

Exhibit B-1 – Bill of Sale

Exhibit B-2 – Assignment and Assumption Agreement

Exhibit C-1 – Sellers’/Parent’s Closing Certificate

Exhibit C-2 – Buyer Closing Certificate

Exhibit D – Non-Compete and Confidentiality Agreement

Exhibit E – Assignment of Intangible Assets and Intellectual Property

Exhibit F – Consulting Agreement

Exhibit G – Warrant

Exhibit H-1 Sellers’/Parent’s Authorizing Resolutions and Certificate

Exhibit H-2 – Buyer’s/Issuer’s Authorizing Resolutions and Certificate

Exhibit I

[INTENTIONALLY OMITTED]

Exhibit J – Form 8594 (Purchase Price Allocation)

Exhibit K – Employees

Exhibit L – Employment Agreement

Exhibit M – Stock Power and Letters of Instruction (Shares)

Exhibit N – Letters of Direction (Cash)